                       PARENT STOCKHOLDER VOTING AGREEMENT


         PARENT STOCKHOLDER VOTING AGREEMENT, dated as of June 1, 1999 (this "Agreement"), by and among METRO NETWORKS, INC., a Delaware corporation (the "Company"), and INFINITY BROADCASTING CORPORATION, a Delaware corporation (the "Stockholder").

         WHEREAS, concurrently herewith, the Company, Copter Acquisition Corp., a Delaware corporation ("Merger Sub"), and Westwood One, Inc. a Delaware corporation ("Parent"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

         WHEREAS, among other things, the Merger Agreement provides for the merger (the "Merger") of Merger Sub into the Company, and the Share Issuance pursuant thereto;

         WHEREAS, the Stockholder is the record and beneficial owner of the number of shares ("Shares") of each class of capital stock of Parent entitled to vote ("Voting Stock") set forth opposite its name in Schedule I hereto;

         WHEREAS, approval of the Share Issuance by Parent's stockholders is required in order to consummate the Merger;

         WHEREAS, the Board of Directors of Parent has, prior to the execution of this Agreement, duly and validly approved and adopted the Merger Agreement and the Share Issuance, and has resolved and agreed to recommend to its stockholders that they approve the Share Issuance, and such approval, adoption and recommendation has not been withdrawn;

         WHEREAS, the Stockholder is executing this Agreement (i) as an inducement to the Company to enter into and execute the Merger Agreement and
(ii) in reliance upon the representations, warranties, agreements and covenants of the Company set forth in the Merger Agreement; and

         WHEREAS, certain holders of shares of the Company capital stock are concurrently executing the Company Stockholder Voting Agreement agreeing to vote for the Merger Agreement as an inducement to Parent to enter into and execute the Merger Agreement.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         Section 1. Agreement to Vote. The Stockholder agrees that, during the term of this Agreement, such Stockholder shall, from time to time, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of Parent, however called, or in connection with any written consent of the holders of any of the Voting Stock, in either case, prior to the earlier of the Effective Time and the termination of this Agreement, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all Shares, and any other voting securities of Parent (whether acquired heretofore or hereafter), that are beneficially owned by such Stockholder or its wholly-owned Affiliates or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, in favor of the approval and adoption of the Share Issuance. The Stockholder agrees, during the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of this Agreement, not to, and not to permit any of its wholly-owned Affiliates to, vote or execute any written consent in lieu of a stockholders meeting or vote of Parent, if such consent or vote by the stockholders of Parent would be inconsistent with or frustrate the purposes or terms of this Agreement or the Merger Agreement.

         In furtherance and not in limitation of the foregoing, the Stockholder hereby grants to, and appoints, the Company and each of Charles I. Bortnick and Shane E. Coppola, in their respective capacities as officers of the Company, and any individual who shall hereafter succeed to any such officer of the Company, and any other designee of the Company, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Shares as indicated in this Section 1. The Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

         The Stockholder hereby revokes any and all previous proxies with respect to its Shares or any other voting securities of Parent that may relate to the voting of its Voting Stock in accordance with the provisions of this
Section 1.

         Section 2. Exercise of Warrants. Not later than the second business day immediately prior to the date established by the Parent Board as the record date (the "Record Date") for the Parent Stockholders Meeting, the Stockholder shall confer with the Company with respect to the anticipated voting of shares of Parent Common Stock with respect to the Share Issuance. If the Company has not received irrevocable written commitments from stockholders or other evidence satisfactory to the Company that an adequate number of shares of Parent Common Stock to approve the Share Issuance at the Parent Stockholders Meeting, the Company shall so advise the Stockholders in writing not later than the first business day prior to the Record Date and the Stockholder shall, not later than the Record Date, exercise such number of warrants to acquire Parent Common Stock equal to the lesser of (a) such number as shall be reasonably requested by the Company, in its good faith judgment, in order to make it reasonably likely that the Parent Requisite Vote will be obtained and (b) the excess of 3 million minus the number of shares of Parent Common Stock acquired by the Stockholder or its affiliates between the date hereof and the day immediately preceding the Record Date. The provisions of this Section 2 shall automatically be of no further force or effect if holders of shares of Parent Common Stock or Parent Class B Stock enter into one or more voting agreements in favor of the Company substantially to the effect of this Agreement (other than this

Section 2) such that the aggregate number of votes represented by such agreements and this Agreement is adequate to achieve the Parent Requisite Vote.

         Section 3. Restriction on Transfer, Proxies and Non-Interference. Except as contemplated by this Agreement, the Stockholder agrees not to, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect, or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations pursuant to this Agreement or the Company's obligations under the Merger Agreement.

         Section 4. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement.

         Section 5. Representations and Warranties of the Company. The Company represents and warrants to the Stockholder as follows:

         (a) This Agreement has been approved by the Board of Directors of the Company, representing all necessary corporate action on the part of the Company for the execution and performance hereof and thereof by the Company (no action by the stockholders of the Company being required).

         (b) This Agreement has been duly executed and delivered by a duly authorized officer of the Company.

         (c) This Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

         (d) The execution and delivery of this Agreement by the Company does not violate or breach, and will not give rise to any violation or breach, of the Company's charter or bylaws, or, except as will not materially impair its ability to effectuate, carry out or comply with all of the terms of this Agreement or the Merger Agreement, any Law, Governmental Entity approval or contract by which the Company or its subsidiaries or their respective assets or properties may be bound.

         Section 6. Representations and Warranties of the Stockholders. The Stockholder represents and warrants to the Company as follows:

         (a) Schedule I sets forth, opposite the Stockholder's name, the number and type of Shares of which such Stockholder is the record or beneficial owner and the number of votes per share that the Stockholder is entitled to with respect to the Merger Agreement. The Stockholder is the lawful owner of such Shares, free and clear of all liens, charges, options, rights, encumbrances, stockholders agreements, voting agreements, agreements to transfer or otherwise dispose of such Shares and commitments of every kind, other than this Agreement and as disclosed in Schedule II and has the sole power to vote (or cause to be voted) the Shares as set forth in this Agreement. Except as set forth on such Schedule I, neither the Stockholder nor any of its Affiliates owns or holds any rights to acquire any additional shares of any class of Voting Stock or other securities of Parent or any interest therein or any voting rights with respect to any additional shares of Voting Stock or any other securities of Parent.

         (b) This Agreement has been duly executed and delivered by a duly authorized officer of the Stockholder.

         (c) This Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against such Stockholder in accordance with its terms.

         (d) The execution and delivery of this Agreement by the Stockholder does not violate or breach, and will not give rise to any violation or breach, of such Stockholder's charter, by-laws, trust instrument or partnership agreement, to the extent applicable or, except as will not materially impair the ability of such Stockholder to effectuate, carry out or comply with all of the terms of this Agreement, any Law, third party consent, approval, filing, registration or similar requirement of any Governmental Entity or any agreement or contract by which such Stockholder or its assets or properties may be bound.

         Section 7. Effectiveness and Termination. In the event the Merger Agreement is terminated in accordance with its terms or immediately upon the Effective Time, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder. This Agreement shall continue in full force and effect despite any amendment or other modification of, or any consent or waiver under, the Merger Agreement; provided, however, (A) that any amendment by the parties to the Merger Agreement to (x) the Exchange Ratio or the Merger Consideration (each as defined in Section 2.1(b) of the Merger Agreement), or (y) Article 7 of the Merger Agreement entitled "Termination; Amendment; Waiver" or (B) the waiver on or prior to the Closing Date by Parent of any material condition precedent set forth in Article 6 of the Merger Agreement, shall require the written consent of the Stockholder, failing which this Agreement may be terminated in writing by the Stockholder. In any event, if the Effective Time shall not have occurred on or before the Termination Date, this Agreement may be terminated in writing by the Stockholder and it shall be of no further force or effect as to such Stockholder.

         Section 8. Voting Agreement. Stockholder agrees that it shall enter into a voting agreement with David Saperstein at the Effective Time pursuant to which the Stockholder shall agree, subject to any applicable laws or regulations of the exchange where the Company's securities are listed, to vote all shares of capital stock of the Company entitled to vote at meetings of the stockholders of the Company for the election of David Saperstein's designees to the Company's Board of Directors, to the extent such designees have been nominated by the Board of Directors or a committee thereof, for election at such meeting.

         Section 9. Reasonable Best Efforts. To the extent consistent with applicable law, Stockholder agrees to use its reasonable best efforts to cooperate with Parent to cause the Share Issuance to be approved by the stockholders of Parent.

         Section 10. Miscellaneous.

         (a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, confirmed facsimile or telex, or by first class mail (postage prepaid, return receipt requested), to the other party as follows:

         if to the Company, to
                                    Metro Networks, Inc.
                                    681 Fifth Avenue
                                    New York, New York 10022
                                    Attention:  Gary Worobow
                                    Facsimile:  (212) 750-5393

         with a copy to:            Paul, Hastings, Janofsky & Walker, LLP
                                    399 Park Avenue
                                    New York, New York
                                    Attention:  Neil A. Torpey, Esq.
                                    Facsimile:  (212) 319-4090

         if to Stockholder, to
                                    Infinity Broadcasting Corporation
                                    40 West 57th Street
                                    New York, New York  10019
                                    Attention:  Farid Suleman
                                    Facsimile:  (212) 314-9336

         with a copy  to            Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, New York 10153-0119
                                    Attention: Howard Chatzinoff, Esq.
                                    Facsimile: (212) 310-8007

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

         (b) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         (d) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         (e) Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

         (f) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made, executed, delivered and performed wholly within such state and, in any case, without regard to the principles of conflicts of laws of such state.

         (g) Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto and the written undertaking of the assignee to be bound by the terms of this Agreement, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

         (i) Submission to Jurisdiction; Waivers. Each of the Company and the Stockholder irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the Company and the Stockholder hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company and the Stockholder hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10(i), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

         (j) Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and, shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

         (k) Expenses. Each of the Company and the Stockholder shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) Action in Stockholder Capacity Only. The Stockholder makes no agreement or understanding herein as a director or officer of Parent or in any capacity other than as a stockholder of Parent. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares and nothing herein shall limit or affect any actions taken by a representative of such Stockholder in such representative's capacity as an officer or director of Parent.

                         [SIGNATURES BEGIN ON NEXT PAGE]

              SIGNATURE PAGE TO PARENT STOCKHOLDER VOTING AGREEMENT

                  IN WITNESS WHEREOF, the parties have duly executed this Parent Stockholder Voting Agreement as of the date first above written.

                                          METRO NETWORKS, INC.



                                          By: /s/ DAVID I. SAPERSTEIN
                                             -----------------------------------
                                               Name: David I. Saperstein
                                               Title: Chief Executive Officer



                                          INFINITY BROADCASTING CORPORATION



                                          By: /s/ FARID SULEMAN
                                             -----------------------------------
                                               Name: Farid Suleman
                                               Title: Chief Financial Officer

                                   Schedule I

                            Ownership of Voting Stock



Name and Address                Class and Series         Number of Shares             Number of
 of Stockholder                 of Voting Stock               Owned                Votes per Share
----------------                ----------------         ----------------          ---------------
Infinity Broadcasting             common stock              8,000,0001                    1
Corporation
40 West 57th Street
New York, New York  10019


----------------

(1) Includes 3,000,000 shares issuable upon the exercise of warrants to purchase Voting Stock if required pursuant to Section 2 of this Agreement.

                                   Schedule II

                                 Liens on Shares



None